POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, RESOURCE CREDIT INCOME FUND, a business trust organized under the laws of the State of Delaware (herein after referred to as the "Trust"), periodically files amendments to its Registration Statement with the SEC under the provisions of the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended;

WHEREAS, the undersigned is the Treasurer and Principal Financial Officer of the Trust;

NOW, THEREFORE, the undersigned hereby constitutes and appoints JOANN M. STRASSER AND MICHAEL V. WIBLE as attorneys for it and in its name, place and stead, and in its capacity as a Trust, to execute and file any Amendment or Amendments to the Trust's Registration Statement (file Nos. 333-200981, 811-23016) hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 18th day of May, 2017.

/s/ Brian Hawkins
Treasurer and Principal Financial Officer

STATE OF PENNSYLVANIA	)
)ss:
COUNTY OF PHILADEPHIA	)

Before me, a Notary Public, in and for said county and state, personally appeared Brian Hawkins, known to me to be the person described in and who executed the foregoing instrument, and who acknowledged to me that he executed and delivered the same for the purposes therein expressed.

WITNESS my hand and official seal this 18th day of May, 2017.

/s/ Melissa Culbertson
Notary Public

Notary Seal
Commonwealth of Pennsylvania
City of Philadelphia, Philadelphia Cnty.
My Commission Expires Jun 17, 2020